Exhibit 10.2

EPIZYME, INC.

Non-Employee Director Compensation Program

Under Epizyme, Inc.’s (the “Company”) director compensation program, the Company pays its non-employee directors retainers in cash. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member, as well as additional fees for service as chairman of the board or chairman of each committee. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter and are as follows:

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$40,000	$35,000
Audit Committee	$7,500	$15,000
Compensation Committee	$6,250	$12,500
Nominating and Corporate Governance Committee	$4,500	$9,000

The Company also reimburses its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending its board of director and committee meetings.

The Company’s non-employee director compensation program also includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. Any common stock issued pursuant to the stock-for-fees program will be issued as a fully vested stock award under the Company’s 2013 Stock Incentive Plan on the last day of each fiscal quarter (the date on which cash fees are paid). The number of shares to be issued to a director will be determined by dividing the cash fees for which the director has elected to receive common stock, by the closing price of the common stock on the last trading day of the quarter.

In addition, under the Company’s director compensation program, each non-employee director receives, upon his or her initial election to its board of directors, an option to purchase the number of shares of the Company’s common stock that have a Black-Scholes value as of the date of grant equal to $300,000; provided, that, in no event shall the number of shares of common stock issuable upon any such initial election exceed 50,000. Each of these options will vest as to 25% of the shares of common stock underlying such option on the one-year anniversary of the grant date and as to an additional 2.0833% of the shares of common stock underlying such option at the end of each successive month following the first anniversary of the grant date until the fourth anniversary of the grant date, subject to the non-employee director’s continued service as a director. Further, under the Company’s director compensation program, on the date of each annual meeting of stockholders, each non-employee director that had served on its board of directors for at least six months will receive an option to purchase the number of shares of Company’s common stock that have a Black-Scholes value as of the date of grant equal to $150,000; provided, that, in no year shall the number of shares of common stock issuable upon such option exceed 25,000. Each of these options will vest in full on the one-year anniversary of the grant date, subject to the non-employee director’s continued service as a director. All options issued to the Company’s non-employee directors under its director compensation program will become exercisable in full upon a change in control of the Company. The exercise price of these options will be equal to the fair market value of the Company’s common stock on the date of grant.